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                    SMITHKLINE BEECHAM ELECTS TO EXTEND WORK
                    IN OSTEOPOROSIS WITH NPS PHARMACEUTICALS


NPS PHARMACEUTICALS, INC.
SALT LAKE CITY, UT USA


     SALT LAKE CITY, Nov. 2 /PRNewswire/ -- NPS Pharmaceuticals, Inc. (Nasdaq:
NPSP), announced today that SmithKline Beecham (SB) will continue funding work at NPS under an existing collaborative research and license agreement begun in 1993. NPS and SB are engaged in research efforts to find novel therapies for osteoporosis. Under the terms of the agreement, SB has also purchased shares of NPS stock. The SB stock purchase consisted of 249,000 shares of NPS common stock priced at $7.817 per share. The total proceeds from the purchase are $1,946,433.

     Speaking for NPS, Dr. Hunter Jackson, Chairman, CEO and President, said, "SmithKline Beecham's continued support for this program demonstrates its promise in finding effective therapies for a very serious condition. We hope to not only halt the progression of osteoporosis, but also to reverse its course so that weakened bones are strengthened and fractures related to osteoporosis are reduced."

     Research in osteoporosis by NPS and SB is founded on technology proprietary to NPS related to proteins in the body called calcium receptors. NPS and other corporate partners are conducting additional research related to calcium receptors for diseases other than osteoporosis.

     NPS previously announced (September 28, 1999) its agreement to merge with Allelix Biopharmaceuticals Inc., a Toronto, Canada based company. A proxy statement has now been filed with the SEC; exhibits to the proxy statement include the Management Circular for Allelix's special shareholders' meeting to vote on the transaction. The merged company will operate as NPS Pharmaceuticals in the U.S. and as NPS Allelix in Canada. Following the merger, which is expected to close by January 2000, NPS will have a deep pipeline of late-stage clinical programs, and preclinical programs involving recombinant proteins and small molecules that address a variety of important human diseases.

     NOTE: Statements included within this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially from those described herein. There can be no assurance that efforts by NPS or SB to discover or develop an osteoporosis drug will be successful. In addition, there can be no assurance that NPS and/or NPS Allelix will have sufficient resources to advance some of their products on their own to a stage that makes them more partnerable without raising additional capital, that they will be successful in securing partners for unpartnered programs, or that any of their partnered programs will succeed. Careful consideration should be given to cautionary statements made in NPS documents filed with the SEC, in particular the Company's annual report filed on Form 10-K and the Company's Proxy Statement on Schedule 14A related to the proposed merger with Allelix, expected to be mailed to NPS shareholders in November 1999.